Exhibit 99.1

NEWS RELEASE December 23, 2025

Dycom Industries Completes Acquisition of Power Solutions

Acquisition Positions the Company for Accelerated Growth in Digital and Data Center Infrastructure Services

WEST PALM BEACH, Fla – December 23, 2025 – Dycom Industries, Inc. (NYSE: DY), a leading provider of specialty contracting services to the telecommunications and digital infrastructure industries throughout the United States, today announced that it has completed its previously announced acquisition of Power Solutions, LLC (“Power Solutions”), one of the Mid-Atlantic’s largest electrical contractors serving data centers. The purchase price on a cash-free, debt-free basis was comprised of approximately $1.63 billion of cash, including an estimated working capital adjustment, and approximately 1.0 million shares of Dycom common stock.

“Today’s announcement represents a significant milestone for Dycom, reinforcing the Company’s position as a leader in the fast-growing digital infrastructure industry,” said Dan Peyovich, President and Chief Executive Officer of Dycom. “We are excited to officially welcome Power Solutions to the Dycom family and look forward to working together to realize the opportunities ahead.”

Power Solutions will continue to operate under its brand within Dycom. Power Solutions’ strong management team will remain in place, and the company will maintain its headquarters in Bowie, Maryland.

As previously announced, the transaction is expected to be immediately accretive to Dycom’s Adjusted EBITDA margin and Adjusted Diluted Earnings Per Share, excluding non-cash amortization of intangible assets. It is also projected to improve free cash flow for the combined company.

In connection with the transaction, the Company amended and restated its existing credit agreement to, among other things, (i) increase the existing revolving facility commitments to $800 million from $650 million, (ii) increase the existing term loan facility to $1.540 billion from $440 million, (iii) extend the maturity of the foregoing facilities to December 2030, and (iv) establish a $600 million senior secured 364-day bridge loan facility. The proceeds of the term loan facility and the bridge loan facility were used to (i) refinance the outstanding term loans and (ii) finance the cash consideration component of the acquisition. Further details regarding the credit agreement amendment will be available in a Current Report on Form 8-K.

About Dycom Industries, Inc.

Dycom is a leading provider of specialty contracting services to the telecommunications infrastructure and utility industries throughout the United States. These services include program management, planning, engineering and design; aerial, underground, and wireless construction; maintenance; and fulfillment services for telecommunications providers. Additionally, Dycom provides electrical contracting services for data centers and other vital industries, underground facility locating services for various utilities, including telecommunications providers, as well as other construction and maintenance services for electric and gas utilities.

Forward Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the acquisition of Power Solutions by the Company, statements about the potential benefits of the acquisition, statements regarding estimates and forecasts of financial and performance metrics, revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, other performance metrics, projections of market opportunity, expected management and governance of the Company. Forward-looking statements are based on management’s expectations, estimates and projections, are made solely as of the date these statements are made, and are subject to both known and unknown risks and uncertainties that may cause the actual results and occurrences discussed in these forward-looking statements to differ materially from those referenced or implied in the forward-looking statements contained in this press release. The most significant of these known risks and uncertainties are described in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) and include future economic conditions and trends including the potential impacts of an inflationary economic environment, changes in government policies and laws affecting our business, including related to funding for infrastructure projects and tariff policies or changes to tax laws, changes to customer capital budgets and spending priorities, the availability and cost of materials, equipment and labor necessary to perform our work, the adequacy of the Company’s insurance and other reserves and allowances for credit losses, whether the carrying value of the Company’s assets may be impaired, the future impact of any acquisitions or dispositions, adjustments and cancellations of the Company’s projects, the impact to the Company’s backlog from project cancellations or postponements, the impacts of pandemics and public health emergencies, the impact of varying climate and weather conditions, the anticipated outcome of other contingent events, including litigation or regulatory actions involving the Company, potential liabilities or other adverse effects arising from occupational health, safety, and other regulatory matters, the adequacy of our liquidity, the availability of financing to address our financials needs, the Company’s ability to generate sufficient cash to service its indebtedness, the impact of restrictions imposed by the Company’s credit agreement, and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Risks and uncertainties relating to the Power Solutions acquisition include, but are not limited to, risks associated with acquisitions generally; the ability to identify and recognize the anticipated benefits of the acquisition, expectations and synergies; the amount of the costs, fees, expenses and charges related to the acquisition; and the ability of the Company and Power Solutions to successfully integrate their businesses and related operations. Forward-looking statements speak only as of the date they are made, and the Company does not undertake any obligation to update its forward-looking statements.

For more information, contact:

Callie Tomasso, Vice President Investor Relations & Corporate Communications

Email: investorrelations@dycomind.com

Phone: (561) 627-7171